                                                                  EXHIBIT 10.24



                                    AGREEMENT

         This Agreement, including the attached Exhibits, ("Agreement") , effective as of MARCH 8, 1993 ("Effective Date") , is made and entered into by and between CALYPTE BIOMEDICAL CORPORATION, a California corporation having its place of business at 1440 Fourth Street, Berkeley, California 94710, ("Calypte") and REPLIGEN CORPORATION, a Delaware corporation having its place of business at One Kendall Square, Building 700, Cambridge, Massachusetts 02139 ("Repligen")

         1.       Definitions.

                  1.1 "Affiliate" shall mean any individual or business entity which controls, is controlled by or under common control with Calypte, where "control" shall mean the direct or indirect ownership of more than fifty percent of the outstanding shares of stock, or other equity interest.

                  1.2      "Equipment" shall mean those items listed in Exhibit
A.

                  1.3 "Materials" shall mean those items listed in Exhibit B including, without limitation, the Seed Stock.

                  1.4 "Net Sales" shall mean the sum of all amounts, and the cash equivalent of nonmonetary consideration, received by Calypte and its Affiliates which is directly attributable to the sale, distribution or other like disposition of the Royalty Bearing Products, to parties other than Affiliates or Sublicensees; net of all separately stated taxes (other than taxes on income), interest and other finance charges paid by customers, packages and packing, customs duties and other governmental charges, transportation, insurance and storage charges, and discounts; and less refunds actually paid in connection with Royalty Bearing Product returns. For the sale, distribution or other like disposition of Royalty Bearing Products bundled with other products, the Net Sales attributable to the Royalty Bearing Product shall be based upon the ratio of the list prices for the Royalty Bearing Product and the other components of the bundled product, provided that where there is no list price for a component, the percentage of Net Sales attributable to the Royalty Bearing Product shall be mutually agreed upon by the parties in good faith.

                  1.5 "Proprietary Information" shall mean all know-how, trade secrets, inventions (whether patentable or unpatentable), technical data and information relating to the gp160 Seed Stock, and existing as of the Effective Date, including without limitation the items listed in Exhibit C attached hereto.

                  1.6 "Royalty Bearing Product" shall mean diagnostic products that incorporate HIV-1 gp160 and are derived from (i) the

Proprietary Information, (ii) the Materials or (iii) any Improvements thereto, regardless of the purpose for which such products are sold, distributed or otherwise disposed of, whether for diagnostic, research or any other purpose. Notwithstanding the foregoing, HIV-1 gp160 sold or otherwise distributed in a form other than as included in a diagnostic kit for use in research purposes shall not be deemed a Royalty Bearing Product.

                  1.7 "Royalty Period" shall mean the seven (7) year period beginning upon the first day of the calendar quarter in which Calypte or one of its Affiliates first derives Net Sales from the Royalty Bearing Products or Sublicense Revenue (as defined in Section 4.3(b) below)'.

                  1.8 "Seed Stock" shall mean the HIV-1 gp160 recombinant virus seed stock (known internally at Repligen as HT3), generated, documented and characterized in accordance with the work plan and specifications set forth in Exhibit D. The Seed Stock is also one of the Materials listed in Exhibit B.

                  1.9 "Seed Stock Documentation" shall mean the documen-tation of the work performed in accordance with the work plan outlined in Exhibit D, together with the results of any tests performed in accordance with the work plan.

                  1.10 "Improvements" shall mean all improvements, modifi-cations, variants and derivatives to the Proprietary Information or the Seed Stock developed by or for Calypte or its Affiliates, or licensed to Calypte from a Sublicensee, including any intellectual property rights that might arise therefrom.

                  1.11 "Sublicensee" shall mean any individual or other business entity (other than an Affiliate) to which Calypte grants a sublicense to the rights granted under Section 3. 1 (a) of this Agreement.

         2.       Purchase.

                  2.1 Sale. Subject to the terms-and conditions of this Agreement, Repligen agrees to sell to Calypte, and Calypte agrees to purchase from Repligen, the Equipment and Material.

         3.       Grant of Rights.

                  3.1 License. Subject to the terms and conditions of this Agreement, Repligen hereby grants to Calypte (a) an exclusive, worldwide, royalty bearing (as provided in Section 4 below) license, including the right to grant sublicenses pursuant to Section 3.2 below, to make, have made, use and sell and otherwise distribute Royalty Bearing Products based upon or incorporating the Proprietary Information for diagnostic purposes and to otherwise exploit the Proprietary Information for diagnostic purposes, and (b) a nonexclusive, worldwide, paid-up license, including the right to grant sublicenses pursuant to Section 3.2 below, to make, have made, use and sell and otherwise distribute HIV-1 gp160 based upon or incorporating the Proprietary Information for research purposes,. and to otherwise exploit the Proprietary Information for research purposes.

                  3.2 Right to Grant Sublicenses. Calypte shall have the right under the licenses granted in Section 3.1 above to grant sublicenses to Affiliates and Sublicensees, provided that no Affiliate or Sublicensee shall have the right to further sublicense. Calypte shall notify Repligen of every sublicense agreement, and each amendment thereto, within thirty (30) days after their execution, and provide Repligen with the name of the Sublicensee or Affiliate to whom such sublicense was granted and such other information that the parties reasonably agree Repligen will need to reasonably anticipate its receipt of royalties on Net Sales and Sublicense Revenue (as defined in Section 4.3(b)).

                  3.3 Retained Rights. The parties understand and acknowledge that Repligen retains the right to make, use and sell gp160, and grant sublicenses related thereto, for any purpose other than to make, have made, use or sell and otherwise distribute products incorporating gp160, or otherwise exploit the Proprietary Information, for diagnostic purposes. Repligen will initiate reasonable procedures to ensure that gp160 sold by Repligen is used for research purposes only, including without limitation, labeling all gp160 sold by Repligen with a label limiting use to research purposes only, and following up with large volume purchasers to ensure they aren't using gp160 for non-research purposes.

         4.       Consideration.

                  4.1      Initial Payments. Calypte agrees to pay to Repligen
                                                  in accordance with the
following:       [  *  ] Dollars ($ [ * ])

                           (a)      The parties acknowledge that Calypte has
already paid a non-refundable fee of   [  *  ] Dollars ($ [ * ])
                   prior to execution of this Agreement in consideration for the Equipment;

                           (b)      Calypte shall pay
[  *  ] ($[ * ])      upon the Effective Date in consideration for the Seed
Stock Documentation; and

                           (c)      Calypte shall pay the remaining
[  *  ] ($[ * ])                      upon final acceptance of the Seed Stock
and Seed Stock Documentation as provided in section 6 in consideration for the Seed Stock.

*Confidential portion has been omitted
 and filed separately with the Commission

                  4.2 Calypte Common Stock. In consideration for training and consultation previously provided, upon acceptance of the Seed Stock by Calypte pursuant to Section 6 below, Calypte will transfer to Repligen
[  *  ] ([ * ]) shares of Calypte Common Stock pursuant to a certain
Stock Purchase Agreement, a form of which is attached hereto as Exhibit E.

                  4.3      Royalties.

                           (a)      Net Sales. In consideration of the rights
granted under this Agreement, Calypte agrees that it shall pay to Repligen a royalty equal to [ * ] ([ * ]%) of the Net Sales derived from Royalty Bearing Products by Calypte and its Affiliates during the Royalty Period.

                           (b)      Sublicense Royalties. On any and all amounts
received or the monetary value of nonmonetary consideration received by Calypte during the Royalty Period from the grant of a sublicense of the rights granted under Section 3.1(a) to a Sublicensee pursuant to Section 3.2 ("Sublicense Revenue") , Calypte shall pay Repligen a royalty of [ * ] ([ * ]%). As provided in Section 1.11, Affiliates cannot be Sublicensees, and therefore, amounts received by Calypte from Affiliates shall not be included in Sublicense Revenue.

                  4.4 Term of Royalty obligation. Calypte's obligations to accrue royalties under Section 4.3 shall expire at the conclusion of the Royalty Period, and, upon payment of all accrued royalties, the license granted in
Section 3.1(a) shall be deemed fully paid.

                  4.5 Single Royalty. The obligation to pay Repligen a royalty under Section 4.3 is imposed only once with respect to the same unit of any Royalty Bearing Product. No obligation to pay a royalty under Section 4.3(b) shall accrue where Calypte has an obligation to pay a royalty under Section 4.3
(a).

                  4.6 Royalty Statement and Payments. Commencing on the Effective Date and continuing until all royalties accruing to Repligen hereunder have been paid in full, Calypte shall deliver to Repligen within ninety (90) days after the end of each calendar quarter a report setting forth the amounts, if any, accruing to Repligen under subsection 4.3 for such quarter and the Net Sales of Royalty Bearing Products, and Sublicense Revenue received by Calypte, as well as the various calculations used to compute said amounts, including, without limitation, quantity and description of such Royalty Bearing Products, the revenue received by Calypte from such Royalty Bearing Products and the amount of deductions taken from gross revenues. In case no payment is due for any such period, Calypte shall so report. A check for the amount of such royalty (if any) made out in U.S. dollars shall accompany such


*Confidential portion has been omitted
 and filed separately with the Commission report. Overdue payments shall bear interest at 1% over the prevailing prime interest rate per annum.

                  4.7 Record Keeping and Inspection. Calypte shall keep, and shall cause its Affiliates to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments to be made as provided by this Agreement, which records and books shall be open for inspection upon reasonable notice during business hours by either Repligen's auditor or an independent certified accountant selected by Repligen, except one to whom Calypte has a reasonable objection, who has agreed to be bound by nondisclosure provisions reasonably acceptable to both Calypte and Repligen, for the purpose of verifying the amount of payments due and payable. Said right of inspection may be exercised not more than once in any calendar year, but will exist for three (3) years from the date of origination of any such record, and this requirement and right of inspection shall survive any termination of this Agreement. Repligen shall be responsible for all expenses of its auditor(s) or independent accountants associated with such inspection; provided, that in the event that such inspection reveals an underpayment of royalties to Repligen in excess of ten percent (10%), then said inspection shall be at Calypte's expense. If such inspection reveals an overpayment of royalties to Repligen, at Calypte's election, Repligen shall promptly reimburse Calypte to the extent of such overpayment or credit such overpayment against Calypte's next royalty payment to Repligen.

         5.       Additional Obligations.

                  5.1 Agreements with CBC and TAMUS. The parties acknowl-edge that (a) Repligen makes and has made no representation whatsoever that it is transferring and/or licensing to Calypte all of the rights, materials, equipment or information that Calypte will need in order to make, use and sell gp160 and Royalty Bearing Products incorporating gp160, and (b) Cambridge Bioscience Corporation ("CBC") owns certain patent rights relating to gp160 and The Texas A&M University System ("TAMUS") owns certain patent rights relating to a recombinant Baculovirus expression vector system ("BEVS") and methods for the introduction and expression of heterologous genes in cultured insect cells using BEVS (the "BEVS" Technology"). Calypte covenants and agrees that, prior to the first commercial sale of a Royalty Bearing Product by Calypte or an Affiliate, Calypte shall have entered into (A) a sublicense agreement with CBC relating to gp160 and (B) a license agreement with TAMUS relating to the BEVS Technology. Additionally, Calypte will obligate each Sublicensee to obtain such license rights prior to such Sublicensee beginning distribution or sale of a Royalty Bearing Product.

                  5.2 Delivery. Calypte acknowledges that Repligen has delivered to Calypte the Equipment and one (1) copy of any and all tangible embodiments of the Proprietary Information. Within ten (10) days of the Effective Date, Repligen will deliver to Calypte the Materials, including, the Seed Stock and one (1) copy of the Seed Stock Documentation, to the extent such materials have not been previously delivered.

                  5.3 Supply of gp160. For so long as Calypte continues to maintain the gp160, Calypte agrees to provide Repligen the right to purchase gp160 from Calypte upon the terms and conditions of a separate material supply agreement to be negotiated by the parties. Such supply agreement shall provide that Repligen may only resell to end users for research purposes only.

                  5.4 Commercialization. Calypte shall use its good faith commercially reasonable efforts to develop commercially feasible Royalty Bearing Products.

         6.       Acceptance of Seed Stock.

                  Notwithstanding the delivery to and any prior payment by Calypte, Calypte's acceptance of the Seed Stock shall be subject to Calypte's evaluation and acceptance of the Seed Stock and Seed Stock Documentation according to the criteria set forth in Exhibit F attached hereto ("Acceptance Criteria") . Within forty five (45) days of delivery of the Seed Stock and Seed Stock Documentation to Calypte, Calypte will provide to Repligen written acceptance of the Seed Stock and/or Seed Stock Documentation or if, in Calypte's reasonable determination, the Seed Stock and Seed Stock Documentation is not satisfactory to Calypte, a statement of rejection of the Seed Stock and/or Seed Stock Documentation stating the reasons for such rejection under the Acceptance Criteria. If Repligen does not receive such written notice of Calypte's acceptance or rejection within the time allotted, Calypte shall be deemed to have accepted the Seed Stock and Seed Stock Documentation. In the event of Calypte's rejection of the Seed Stock and/or the Seed Stock Documentation, Repligen agrees to. consult with Calypte and, to the extent that it is reasonably able, to correct any errors or problems identified by Calypte. This procedure shall continue until either (i) Calypte accepts the Seed Stock and the Seed Stock Documentation or (ii) Calypte notifies Repligen in writing of its final rejection of the Seed Stock or the Seed Stock Documentation and termination of this Agreement. In any event, unless Calypte provides Repligen with notice of its final rejection of the Seed Stock and Seed Stock Documentation within ninety (90) days of Repligen's delivery of such material to Calypte, Calypte shall be deemed to have accepted the Seed Stock and Seed Stock Documentation and shall be obligated to make the payment set forth in Section 4.1(c) above. Upon Repligen's receipt of such written notice of final rejection and termination, within thirty (30) days Calypte shall return to Repligen all Proprietary Information, Seed Stock Documentation and Materials in Calypte's possession and Repligen shall return the amounts paid by Calypte under Sections 4.1(b) and (c) (if paid) above. The remedy set forth in the preceding clause shall be the sole remedies of the parties with respect to such termination.

         7.       Representations and Warranties.

                  7.1 Representations by Repligen. Repligen represents and warrants to Calypte that (i) the Seed Stock to be delivered to Calypte hereunder was obtained in accordance with the work plan and specifications set forth in Exhibit D, (ii) Repligen has the full corporate authority to enter into this Agreement and carry out its obligations under this Agreement, (iii) Repligen has not granted and will not grant during the term of this Agreement any right, title, license or interest in and to the Equipment, Seed Stock and Proprietary Information, or any portion thereof, in conflict with the rights, title, license and interest granted to Calypte herein, (iv) the Equipment, Seed Stock and Proprietary Information are free and clear of all liens, encumbrances, security interests and the like, (v) to the best of Repligen's knowledge there are no actions suits, investigations, claims or proceedings, or threats thereof, pending or threatened against Repligen in any way relating to the Equipment, Seed Stock or Proprietary Information.

                  7.2 Representations of Calypte. Calypte represents and warrants that Calypte has full corporate authority to enter into and carry out its obligations under this Agreement.

                  7.3 Disclaimer. EXCEPT AS PROVIDED ABOVE, THE EQUIPMENT, MATERIALS, SEED STOCK DOCUMENTATION AND PROPRIETARY INFORMATION ARE PROVIDED TO CALYPTE ON AN "AS IS" BASIS AND REPLIGEN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, REPLIGEN MAKES NO REPRESENTATIONS OR WARRANTIES (A) OF COMMERCIAL UTILITY, (B) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (C) THAT THE USE OF THE EQUIPMENT, MATERIALS, SEED STOCK DOCUMENTATION OR PROPRIETARY INFORMATION WILL NOT INFRINGE ANY THIRD PARTY COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY RIGHT OF PROPERTY RIGHTS OF OTHERS. REPLIGEN SHALL NOT BE LIABLE TO CALYPTE, CALYPTE'S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ON ACCOUNT OF OR ARISING FROM THE USE OF THE EQUIPMENT, MATERIALS, SEED STOCK DOCUMENTATION AND PROPRIETARY INFORMATION SUPPLIED HEREUNDER OF THE MANUFACTURE, USE OR SALE OF gp160 OR DIAGNOSTIC PRODUCTS OR ANY OTHER MATERIAL DERIVED THEREFROM.

         8.       Indemnification.

                  8.1 Repligen. Repligen shall defend, indemnify and hold Calypte, its officers, directors, agents and employees (the "Calypte Entities") harmless from and against any loss, expense, claim, liability or obligation (including reasonable fees and expenses of attorneys and other professionals) (collectively, "Damages") arising out of or related to any and all claims, demands, proceedings, causes of action and suits (collectively, "Claims") brought against any Calypte Entity alleging Damages caused directly or indirectly as a result of Repligen's breach or alleged breach of the warranties and representations made in Section 7 above.

                  8.2 Calypte. Calypte shall defend, indemnify and hold Repligen, its officers, directors, agents and employees (the "Repligen Entities") harmless from and against any Damages arising out of or related to any Claims brought against a Repligen Entity alleging Damages caused directly or indirectly from a result of (i) a breach or alleged breach by a Calypte Entity of the representations and warranty made in Section 7 above, or its obligations to obtain licenses from CBC & TAMUS pursuant to the terms of Section 5.1 above, or (ii) from the manufacturing, use, sale and like disposition of Royalty Bearing Products.

                  8.3 Procedures. Each party (the "Indemnified Party") agrees that the other party (the "Indemnifying Party") , at its sole option, will be relieved of the foregoing obligation unless the Indemnified Party notifies the Indemnifying Party promptly in writing of any Claim for which indemnification may be sought from such Indemnifying Party under this Section 8, gives the Indemnifying Party sole control (subject to Section 8.4 below) over the defense and settlement of such Claim; provided that the party may participate in the defense at its own expense with counsel of its own choosing, and gives the Indemnifying Party, at the Indemnifying Party's expense, reasonable information and assistance to settle and/or defend any such Claim.

                  8.4 Adverse Effect on Rights of Others. Neither party shall compromise or settle any Claim in any manner that would affect the rights of the other party without the written consent of such other party, which consent shall not be unreasonably withheld.

         9.       Confidentiality.

                  9.1 Definition. For purposes of this Agreement, "Confidential Information" shall mean any information, including without limitation the Proprietary Information, disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential". "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party.

                  9.2 General. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except in accordance with this Agreement or otherwise authorized in writing by disclosing party, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party's Confidential Information and shall not disclose such Confidential Information to any third party except as may be necessary and required in connection with the rights and obligations of such party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care.

                  9.3 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which:

                           (a)      was generally known and available in the
public domain at the time it was disclosed or becomes generally known and available in the public domain through no fault of the receiver;

                           (b)      was known to the receiver at the time of
disclosure as shown by the files of the receiver in existence at the time of disclosure;

                           (c)      is disclosed with the prior written approval
of the discloser;

                           (d)      was independently developed by the receiver
without any use of the Confidential Information and by employees or other agents of the receiver who have not been exposed to the Confidential Information, provided that the receiver can demonstrate such independent development by documented evidence prepared contemporaneously with such independent development;

                           (e)      becomes known to the receiver without the
obligation to keep such information confidential from a source other than the discloser without breach of this Agreement by the receiver and otherwise not in violation of the discloser's rights; or

                           (f)      is disclosed pursuant to the order or
requirement of a court, administrative agency, or other governmental body; provided, that the receiver shall provide prompt, advanced notice thereof to enable the discloser to seek a protective order or otherwise prevent such disclosure.

         10.      Ownership.

         10.1 Calypte. Calypte shall own everything which it develops including, without limitation, all Improvements.

         10.2 Repligen. Except as provided in Sections 3 and 10.1 above, Repligen shall retain title to the Proprietary Information.

         11.      Term and Termination.

         11.1 Term. This Agreement shall become effective upon the Effective Date and shall remain in effect until terminated.

         11.2 Termination by Repligen. Repligen shall have the right to terminate this Agreement upon notice if Calypte (i) materially breaches either the terms of the licenses granted under Section 3 or its obligation to pay royalties to Repligen hereunder pursuant to Section 4 and fails to remedy such breach within thirty (30) days after being given notice thereof; or (ii) ceases to be actively engaged in business.

         11.3 Termination by Calypte. Calypte shall have the right to terminate this Agreement upon notice if Repligen materially breaches (i) the exclusive license grant to Calypte under Section 3.1(a) or (ii) its obligations under Section 3.3, and fails to remedy such breach within thirty (30) days after being given notice thereof by Calypte. In the event of any such termination, in addition to the provisions identified in Section 11.5 below, the licenses granted to Calypte under Section 3 shall survive; provided that Calypte shall have no obligation to pay royalties under Section 4 on Net Sales and Sublicensee Revenues received by Calypte after the effective date of such termination.

         11.4 Termination Upon Final Rejection. In the event that Calypte issues a final rejection of the Seed Stock and the Seed Stock Documentation pursuant to Section 6, this Agreement (including any licenses granted herein) shall terminate, and the parties' remedies shall be as set forth in Section 6.

         11.5 Survival. The following sections shall survive termination of this Agreement for any reason: Sections 4.7, 7, 8, 9, 12 and 13, and all other terms, provisions, representations, right, and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

         12.      Limitation of Liability.

                  IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

         13.      General Provisions.

                  13.1 Independent Contractors. The relationship of Repligen and Calypte established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct or control the day-to-day activities of the other,
(ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

                  13.2 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Delaware, without regard to conflict of law provisions.

                  13.3 Entire Agreement. This Agreement together with the Stock Purchase Agreement and the Letter from Repligen to Calypte dated December 19, 1991 relating to Repligen's transfer to Calypte of Repligen's Biologics Drug Master File, constitutes the entire and exclusive Agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels all previous agreements, commitments and writings in respect thereof.

                  13.4 Modification. No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

                  13.5 Notices. Any required notices hereunder shall be sent to the attention of the President of the party in writing at the address of each party set forth above, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, and shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

                  13.6 Headings. The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  13.7 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either Repligen or Calypte. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, and severability of such provision would materially change the economic benefit of this Agreement to either Repligen or Calypte, Repligen and Calypte shall modify such provision in accordance with Section 13.6 to obtain a legal, enforceable and valid provision and provide an economic benefit to Repligen and Calypte that most nearly effects Repligen's and Calypte's intent in entering into this Agreement.

                  13.8 Further Instruments. Each party shall, at the request of the other party, execute and deliver, or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, which may be necessary in order to carry out the purposes and intent of this Agreement.

                  13.9 Further Assurances. Repligen acknowledges that Calypte may from time to time request additional information relating to the Seed Stock of Proprietary Information. Repligen agrees to co-operate in good faith with Calypte and respond to such requests to the extent it is able. Repligen is under no obligation to perform additional laboratory work for Calypte.

                  13.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of Repligen and Calypte as applicable.


REPLIGEN CORPORATION                  CALYPTE BIOMEDICAL CORPORATION



By /s/ F. Michael Egan                By  /s/ David J. Robinson
   ----------------------------           --------------------------

Print Name  F. Michael Egan           Print Name  David J. Robinson
            -------------------                   ------------------
Title  V.P., Business Dir.            Title  President and CEO
       ------------------------              -----------------------

                        EXHIBIT A

                        EQUIPMENT

- -        Dynomil Type KDL - Pilot - Impandes, Inc.

- -        Pellicon Cassette System - Millipore

                                    EXHIBIT B

                                    MATERIALS

Delivered   as of February 17, 1993

- -        Frozen cell paste
         a.    142 roller bottle equivalents from Manufacturing production
         b.    138 roller bottle equivalents from Research production

- -        Purified gp160 retain samples - as outlined in Attachment 3 of the
         March 26,1992 draft work agreement

- -        gp160 "transfer lot"

Not delivered as of February 17, 1993

- -        Retained samples of infected cell culture supernatants

- -        HT3 Baculovirus Seed Stock

                                                               PAGE 1 of 3 PAGES

                                    EXHIBIT C

                             PROPRIETARY INFORMATION


1.      BIOLOGICS MASTER FILE Type II
        Recombinant gp160 (r-gp160) - diagnostics Reagent, December 18, 1989

2.      gp160 MANUFACTURING PROCESS DOCUMENTATION

DOCUMENT #                              TITLE
- --------------------------------------------------------------------------------

CELL CULTURE:
SOP-MGF-1176    Expansion of Sf9 Cells from T75 Flasks into additional T75
                Flasks
SOP-MGF-1180    Expansion of Sf9 Cells in Shake Flask(s) into Roller Bottles
SOP-MGF-1196    Expansion of Sf9 Cells in Pre-Production Roller Bottles
SOP-MGF-1177    Determination of Total Cell Count and % Cell Viability
SOP-MGF-1215    Seeding of Production Roller Bottles
SOP-MGF-1179    Freezing and Storage of Sf9 Cell Banks
CPR-1121        Thawing of Sf9 Working Cell Bank into T75 Flasks
CPR-1128        Inoculation of Sf9 Cells in Production Roller Bottles
CPR-1137        Harvest of Infected Sf9 Cells, Centrifugation Method

PURIFICATION PROCESS:
CPR-1087        Lysis, concentration, and washing of gp160 cells
CPR-1093-01     Extraction of gp160 into 8M urea
CPR-10088-01    Buffer exchange of gp160 urea extract
CPR-1098-01     Lentil lectin purification of gp160. Batch binding method
CPR-1103-01     Concentration and dialysis of gp160 lentil lectin column eluate
CPR-1141        Equilibration of S-400 column for gp160 purification
CPR-1092-01     Purification of gp160 using S-400 column
CPR-1102-01     Concentration of gp160 S400 column pool

REAGENTS/BUFFERS:
CPR-1090-02     Preparation of gp160 lysis buffer
CPR-1094-01     Preparation of gp160 extraction buffer
CPR-1011-01     Preparation of deionized 8M urea
CPR-1089-01     Preparation of gp160 lentil lectin buffer
CPR-1095-01     Preparation of gp160 lentil lectin elution buffer
CPR-1099-01     Preparation of gp160 lentil lectin regeneration buffer A
CPR-1100-01     Preparation of gp160 lentil lectin regeneration buffer B
CPR-1101-01     Preparation of gp160 lentil lectin storage buffer
CPR-1096-01     Preparation of gp160 dialysis buffer
CPR-1097-01     Preparation of gp160 gel filtration buffer
CPR-1133        Preparation of 0.5N sodium hydroxide

QUALITY CONTROL
QCR-1021        Quality control evaluation of bulk HIV-I recombinant gp160
QA-FM-1078      Approval to vial bulk gp160

                                                               PAGE 2 of 3 PAGES

                                    EXHIBIT C

                             PROPRIETARY INFORMATION

3.       RESEARCH NOTEBOOK DOCUMENTATION AND REPORTS

3.1      METHODS

NOTEBOOK#                      PAGE#'S                   SUBJECT
336                           2-6, 27-28                 Sf9 call growth

336                           7-9                        Virus infection of cell cultures

336                           13                         Freezing, storage, and recovery of cell
                                                         stocks

336                           14-20,                     Plaque assay method and results

336                           21-25                      Virus infection method

336                           30-31                      Transfection method

390                           89-90                      Shake flask method

390                           142-149                    Production infection  method

NA                            NA                         Rcport on serum free medium for Sf9
                                                         cells - 9/88

NA                            NA                         Roller bottle production methods

NA                            NA                         Medium components and insect cell
                                                         culture notes

                                                               PAGE 3 of 3 PAGES

                                   EXHIBIT C

                             PROPRIETARY INFORMATION

3,2 RECOMBINANT BACULOVIRUS HT3 CONSTRUCTION

  Notebook #           Page #'S               Subject

    331                   25                   List of vectors obtained from G. Smith
    336                   10-12                Infection of Sf9 cells with AcNPV-E2
    331                   26,29                Isolation of AcNPV-E2 viral DNA
    331                   36                   Transfection #1: AcONA and Ac36OBgal
    336                   29,33,36,37,44,      Purification and production of
                          48-50, 85            recombinant BgalAcNPV
    336                   124, 129-131,141-    Transfection and expansion of
                          142, 150             BgalAcNPV:AcHT3
    390                   8-9,58-59,69,126

    337                   148                  DNA hybridization method
    380                   16,31                DNA hybridization results
    Virus infection Log                        VI # 36,41,45,47,70,77,116
    Book
    Production Infection                       PI #2
    Log Book
    733                   110-113,117-119,     Purification of baculovirus DNA from
                          121-124,128-129,     CSHT3.7 for sequencing
                          133, 135, 136, 137
    TBD                   TBD                  DNA sequencing results




4.  PATENT APPLICATION

    Recombinant HIV Enbelope Proteins Produced in Insect Cells. Serial number 836,196 filed on February 13, 1992, which is a continuation-in-part of serial number 091,481 filed on August 31, 1987, which is a continuation-in-part of serial number 941,111 filed on December 15, 1986.

                                                               PAGE 1 of 2 PAGES

                                    EXHIBIT D
                     WORK PLAN for GENERATION OF SEED STOCK

This work agreement covers work to be performed by Repligen Corporation regarding the generation, characterization, and documentation of recombinant HT3 Baculovirus seed stock

A. GENERATION and CHARACTERIZATION OF THE SEED STOCK



         1. The primary source material will be HT3 seed stock VI#45.1.C8.MOI-1. This sample is 4 passages from the BgalAcNPV:AcHT3 co-transfection step. The back-up source material will be HT3 seed stock PI#2. This sample is 9 passages from the co-transfected material. These seed stocks have been stored at 4 degrees C in sterile tubes since they were produced on 5/19/86 and 12/19/86 respectively.

         2. A plaque assay with X-gal overlays will be performed on both samples to confirm the absence of wild type virus.

         3. A plaque assay with the normal trypan blue overlays (to visualize plaques) will be performed on both samples to determine the titer of the two samples.

         4. Sf-9 cells received from ATCC will be put into culture and expanded for the infection procedure.

         5. VI#45.1.C8MOI-1 will be used to infect 1 T-25 flasks containing 3 x 10(6) Sf-9 cells in 5mLs. The sample is designated VI 92.2

         6. The cell free supernatants from step #5 (VI 92.2) will be titered by plaque assay and used to infect a T-75 flask containing 9 x 10(6) Sf-9 cells in 10 mLs. This sample is designated VI 92.4.

         7. The cells from step #6 (VI 92.4) will be analyzed by Western blot to confirm gp160 expression.

         8. The cell free supernatant from step #6 (VI 92.4) will be titered by plaque assay, examined for wild-type baculovirus with B-gal overlay plaque assay, and used to infect a T-150 flask containing 1.8 x 10(7) Sf-9 cells in 30 mL. This sample is designated VI 92.5.

                                                               PAGE 2 of 2 PAGES

                                    EXHIBIT D
                     WORK PLAN for GENERATION OF SEED STOCK

         9. The cells from step #8 (VI 92.5) will be analyzed by Western blot to confirm gp160 expression, and the cell-free supernatant will be titered by plaque assay.

         10. The titered viral stock (VI 92.4) and VI 92.5) will be sent to Calypte for storage and or further expansion. The total stock is expected to be between 20 and 60mL of recombinant HT3 virus at a titer of -10(8) - 10(9) PFU/mL.

B.       DOCUMENTATION RELATED TO HT3

         1. Notebook documentation of the production of new seed stock including Sf-9 cell culture, virus infection procedures, and assay results.

                                    EXHIBIT E
                         CALYPTE BIOMEDICAL CORPORATION
                            STOCK PURCHASE AGREEMENT

         This agreement is made as of the 8th day of March, 1993, between Calypte Biomedical Corporation, a California corporation (the "Company") and Repligen Corporation, a Delaware corporation (the "Purchaser").

         1. PURCHASE AND SALE OF STOCK.

                  In consideration of training and consultation previously provided in connection with that certain agreement between the Company and Purchaser of even date herewith regarding a license and the purchase of seed stock and equipment for a certain cell line (the "Transfer Agreement"), the Company hereby sells to the Purchaser and the Purchaser hereby purchases from the Company, 100,000 shares of the Company's Common Stock (the "Shares"). The Company will promptly, after delivery of this agreement, (a) issue and deliver to the Purchaser a certificate representing the Shares registered in the name of the Purchaser, and (b) cause to be delivered to the Purchaser a legal opinion from Messrs. Wilson, Sonsini, Goodrich & Rosati in form and substance satisfactory to the Purchaser to the effect that upon issuance hereunder, the Shares shall be duly authorized, validly issued, fully paid and non-assessable.

         2. LEGENDS.

                  All certificates representing any of the Shares shall have endorsed thereon legends in substantially the following form:

                  (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES OR THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE."

                  (b) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS PREDECESSOR IN INTEREST, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

                  (c) Any legend required to be placed thereon by the California Commissioner of Corporations, or required by the applicable blue sky laws of any state.

         3. PURCHASER'S REPRESENTATIONS.

                  In connection with its purchase of the Shares, the Purchaser hereby represents and warrants to the Company as follows:

                  (a) INVESTMENT INTENT; CAPACITY TO PROTECT INTERESTS. The Purchaser is purchasing the Shares solely for investment and not with any present intention of selling or otherwise disposing of the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act of 1933, as amended (the "ACT"). The Purchaser also represents that the entire legal and beneficial interest of the Shares is being purchased, and will be held, for the Purchaser's account only, and neither in whole nor in part for any other person.

                  (b) INFORMATION CONCERNING COMPANY. The Purchaser has had the opportunity to discuss the plans, operations, and financial condition of the Company with its officers and has received all information the Purchaser has deemed appropriate to enable the Purchaser to evaluate the financial risk inherent in investing in the Shares.

                  (c) ECONOMIC RISK. The Purchaser realizes that the purchase of the Shares involves a high degree of risk, and the Purchaser is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of its value.

                  (d) ACCREDITED INVESTOR. The Purchaser is an "accredited investor" as defined under Regulation D of the Act.

                  (e) RESTRICTED SECURITIES. The Purchaser acknowledges that the sale of the Shares has not been registered under the Act. The Shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available, and the Company is under no obligation to register the Shares.

                  (f) DISPOSITION UNDER RULE 144. The Purchaser understands:


                           1. that the Shares are restricted securities within
the meaning of Rule 144 promulgated under the Act which limits the sale of the Shares in a public market transaction;

                           2. that the exemption from registration under Rule
144 will not be available, in any event, for at least two years from the date of purchase of and actual payment for the

Shares, and even then will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 are complied with; and

                           3. that certain sales of the Shares may be made only
in limited amounts in accordance with such terms and conditions.

         4. COMPANY'S REPRESENTATIONS.

                  In connection with its sale of the Shares, the Company hereby represents and warrants to the Purchaser that the authorized capital of the Company consists of 52,000,000 shares of Common Stock, $.001 par value, 1,000,000 shares of Series A Preferred Stock, $.001 par value, 8,048,472 shares of Series B Preferred Stock, $.001 par value, 17,027,038 shares of Series C Preferred Stock, $.001 par value, and 16,000,000 shares of Series D Preferred Stock, $0.001 par value, of which 4,918,206 shares of Common Stock, 1,000,000 shares of Series A Preferred Stock, 8,048,472 shares of Series B Preferred Stock, 17,027,038 shares of Series C Preferred Stock and 9,999,998 shares of Series D Preferred Stock are issued and outstanding as of February 17, 1993. There are no existing options, warrants, calls, pledges, liens or commitments of any character relating to any issued or unissued shares of the Company which came into effect after January 1992, except: (i) all of the Series D Preferred Stock, (ii) 8,918,916 shares of Series C Preferred Stock, (iii) a warrant exercisable for 120,000 shares of Series D Preferred Stock at $0.84 per share,
(iv) 316,695 shares of Common Stock, (v) an increase in the number of shares available for grant pursuant to the Company's option plan by 2,000,000 shares of Common Stock, and (vi) options to purchase shares of the Company's Common Stock issued pursuant to the Company's option plan. Upon issuance, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

         S. MARKET STANDOFF AGREEMENT.

                  In the event that the Company should propose to offer its securities to the general public in an initial public offering, the Purchaser agrees, at the option of the managing underwriters of such offering, not to sell any securities of the Company, other than securities registered in such offering, for a period specified by the Company not to exceed 180 days from the effective date of the registration statement filed with the Securities and Exchange Commission, pursuant to which such offering is to be made; provided, however, that any such standoff period specified by the Company shall not be of any longer duration, or affect a greater proportionate number of owned Shares, for the Purchaser than for any institutional or management shareholder of the Company. The

Purchaser further agrees, upon the request of such managing underwriter or underwriters, to execute and deliver such further agreements and instruments, consistent herewith, as it or they may reasonably request to effect this limitation.

         6. RIGHT OF FIRST REFUSAL.

                  Before any of the Shares registered in the name of the Purchaser or of any transferee thereof may be sold or transferred (including transfer by operation of law), such Shares shall first be offered to the Company as follows:

                  (a) The Purchaser shall deliver a notice to the Company stating (i) the Purchaser's bona fide intention to sell or transfer such Shares,
(ii) the number of such Shares to be sold or transferred, and (iii) the price for which the Purchaser proposes to sell or transfer such shares, and (iv) the name of the proposed purchaser or transferee.

                  (b) Within twenty (20) days after receipt of such notice, the Company or its assignee may elect to purchase all, but not less than all, Shares to which the notice refers, at the price per share specified in the notice. Full payment for all the Shares to which the notice refers shall be made by cash or check to the Purchaser within thirty (30) days after receipt of the notice.

                  (c) If the Shares to which the notice refers are not elected to be purchased as provided in Section 6b, the Purchaser may sell the Shares to any person named in the notice at the price specified in the notice or at a higher price, provided that such sale or transfer is consummated within sixty
(60) days of the date of the notice to the Company, and, provided further, that any such sale is in accordance with all the terms and conditions hereof.

                  (d) Any shares so transferred will continue to be subject to the right of first refusal provided in this Section 6.

                  The provisions of this Section 6 shall terminate on (i) the effective date of a registration statement filed by the Company under the Act, with respect to an underwritten public offering of Common Stock of the Company or (ii) the closing date of a sale of substantially all of the assets or merger of the Company pursuant to which shareholders of the Company receive securities of a buyer whose shares are publicly traded.

         7. REGISTRATION RIGHTS.

                  The Purchaser is hereby granted the "piggy-back" registration rights set forth in Section 9.5 of that certain Agreement for the Purchase and Sale of Series D Preferred Stock dated as of December 28, 1992 by and between the Company and the purchasers set forth in Exhibit A to such agreement (the "Series D Agreement") and the Purchaser agrees to be bound by the applicable terms and conditions of Section 9 of the Series D Agreement as though the Purchaser were a Holder and the Shares were Registrable Securities under Section 9 of the Series D Agreement. A copy of
Section 9 of the Series D Agreement has been furnished to the Purchaser and to the Purchaser's counsel.

         8. GOVERNING LAW.

                  This agreement shall be governed by the laws of the State of California, without regard to their conflicts of laws provisions.

                  IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

REPLIGEN CORPORATION                  CALYPTE BIOMEDICAL CORPORATION

By: /s/ F. Michael Egan              By: /s/ David J. Robison
   ------------------------------        ---------------------------
                                         David J. Robison, President
Title: V.P., BUSINESS DEVELOPMENT        and Chief Executive Officer
      ---------------------------


Address:     1 Kendall Square
             Building 700
             Cambridge, MA 02139

                                    EXHIBIT F
                               ACCEPTANCE CRITERIA

                  The following represents those tests Calypte anticipates performing to ensure the integrity and viability of the Seed Stock.

Qualification of Seed Stock:

                  Evaluate HT3 to determine integrity of the seed stock genome Other tests:
                      Sterility
                      Plaque titration
                      Verify expression
                      Establish positive identification of expression protein